Exhibit 5.1
[Holland & Knight LLP Letterhead]
July 17, 2007
Applied Digital Solutions, Inc.
1690 South Congress Avenue, Suite 200
Delray Beach, Florida 33445
     Re:     Registration Statement on Form S-3
     Ladies and Gentlemen:
     You have requested our opinion with respect to certain matters in connection with the filing by Applied Digital Solutions, Inc., a Delaware corporation (the “Company”), of a Registration Statement on Form S-3 (the “Registration Statement”), with the Securities and Exchange Commission, including a related prospectus filed with the Registration Statement (the “Prospectus”), covering the registration for resale of up to 2,499,392 shares of the Company’s common stock, par value $0.01 per share, which shares may be sold by the selling security holders as described in the Registration Statement. Of the shares described, (i) 1,458,465 shares have been issued by the Company pursuant to agreement between Scott R. Silverman and the Company dated December 5, 2006, and as amended on March 14, 2007 (the “Silverman Agreement”), (ii) 729,927 shares have been issued in connection with the Settlement Agreement and General Release among the Company, Pacific Decision Sciences Corporation, a wholly-owned subsidiary of the Company, and Melvin Maudlin dated June 27, 2007 (the “Settlement Agreement”) (collectively, the Settlement Agreement and the Silverman Agreement are referred to as, the “Agreements”) (the shares described in (i) and (ii) shall be referred to together as the “Outstanding Shares”), and (iii) up to 311,000 shares which may be issued pursuant to the Agreement due to price protection adjustments (the “Other Shares”).
     In connection with this opinion, we have examined and relied upon the Registration Statement and related Prospectus; the Company’s Certificate of Incorporation and Bylaws, as currently in effect; the Agreements; the resolutions of the Board of Directors of the Company in connection with the Registration Statement; the resolutions of the Board of Directors of the Company in connection with the Agreements; and such other records, documents, certificates, memoranda and other instruments as we deem necessary or appropriate to enable us to render the opinion expressed below. As to certain factual matters, we have relied upon a certificate of an officer of the Company. We have assumed the genuineness and authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as copies thereof, and the due execution and delivery of all documents where due execution and delivery are a prerequisite to the effectiveness thereof.
     Based upon and subject to the foregoing, we are of the opinion that the Outstanding Shares have been validly issued and are fully paid and non-assessable shares of common stock of the Company and that the Other Shares, when issued in accordance with the applicable resolutions of the Board of Directors of the Company, will be validly issued, fully paid and non-assessable shares of common stock of the Company.
     The foregoing opinion is limited to the federal laws of the United States and General Corporation Law of the State of Delaware, and we express no opinion as to the effect of the laws of any other jurisdiction. In this connection, we hereby confirm that the foregoing reference to the General Corporation Law of the State of Delaware includes the statutory provisions and also all applicable provisions of the Delaware Constitution and reported judicial decisions interpreting these laws.
     We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement, and to the reference to this firm under the caption “Legal Matters” contained in the prospectus filed as a part thereof. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.
Very truly yours,
/s/ HOLLAND & KNIGHT LLP
HOLLAND & KNIGHT LLP